Exhibit 4.1

AMENDMENT NO. 2
TO
SCIENTIFIC INDUSTRIES, INC.
2012 STOCK OPTION PLAN

(Effective as of [●], 2020)

The Scientific Industries, Inc. 2012 Stock Option Plan (as may be amended from time to time, the “Plan”) is hereby amended as follows:

1. Section 2 of the Plan is hereby amended and restated in its entirety to read as follows:

“2. Shares Subject to Plan. Options may be granted to purchase up to One Million One Hundred Ninety Three Thousand (1,193,000) shares of the common stock, par value $0.05 per share (the “Common Stock”), of the Company. In addition, to the extent that options previously granted under the 2002 Stock Option Plan of the Company (the “Prior Plan”) expire or terminate for any reason without having been exercised, then options exercisable for that same number of shares of Common Stock, up to a maximum of Fifty-Seven Thousand (57,000) shares, may be granted pursuant to the Plan. For the purpose of this Section 2, the number of shares purchased upon the exercise of an Option shall be determined without giving effect to the use by a Participant of the right set forth in Section 7(C) hereof to deliver shares of Common Stock in payment of all or a portion of the option price or the use by a Participant of the right set forth in Section 11(C) hereof to cause the Company to withhold from the shares of the Common Stock otherwise deliverable to him or her upon the exercise of an Option, shares of Common Stock in payment of all or a portion of his or her withholding obligation arising from such exercise. If any Options expire or terminate for any reason without having been exercised in full, new Options may thereafter be granted to purchase the unpurchased shares subject to such expired or terminated Options. Subject to the provisions of Section 10, the maximum number of shares of Common Stock which may be issued in accordance with the provisions of this Section 2 shall be One Million Two Hundred Fifty Thousand (1,250,000) shares.”

2. All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Plan. Except as expressly amended hereby, the terms and conditions of the Plan shall remain in full force and effect. This amendment shall be governed by the laws of the State of New York without giving effect to the conflicts of law principles thereof. This amendment shall be effective as of the date first set forth above.